Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Tuesday, February 2, 2010	Rich Sheffer (952) 887-3753

DONALDSON COMPANY ADDS AJITA RAJENDRA TO BOARD OF DIRECTORS

        MINNEAPOLIS, MN – February 2, 2010 – Donaldson Company, Inc. (NYSE:DCI) today announced that it has appointed Ajita G. Rajendra to its Board of Directors, effective March 26th. The addition of Rajendra brings the Board to 11 members.

        Rajendra, 58, is Executive Vice President of Milwaukee, Wisconsin-based A.O. Smith Corporation (NYSE:AOS) and President of their $1.4 billion A.O. Smith Water Products Company. A.O. Smith Corporation is a $2 billion global manufacturer of residential and commercial water heating equipment, offering a comprehensive product line featuring the best-known brands in North America and China, with manufacturing facilities in North America, Europe, China, and India. They are also one of the largest manufacturers of electric motors for residential and commercial applications in North America.

        Prior to joining A.O. Smith in 2005, Rajendra held executive management positions at Kennametal, Inc. (NYSE:KMT) from 1996 to 2005, including Senior Vice President, Industrial Products Group, and Vice President, Electronics Group. Rajendra also served in a wide range of executive management and financial roles from 1978 through 1996 at Corning, Inc. (NYSE:GLW).

        “Ajita has a great track record of managing global businesses,” said Bill Cook, Donaldson’s Chairman, President and CEO. “Ajita’s extensive expertise at profitably growing and managing businesses in both established and emerging markets, particularly China and India, will provide valuable counsel and perspective for our growth plans at Donaldson. I am very excited to have him join our Board.”

        The Sri Lanka-born Rajendra earned a Bachelor of Science in chemical engineering at the Indian Institute of Technology, and an MBA from Carnegie Mellon University. He also completed the Advanced Management Program from the Harvard University Graduate School of Business.

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Information is available at www.donaldson.com.

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